FOURTH AMENDMENT TO OFFICE LEASE
RiverPark Five, LLC/Cricut, Inc.

    THIS AMENDMENT (this “Amendment”) is entered into as of the ____ day of December, 2021, between RIVERPARK FIVE, LLC, a Utah limited liability company (“Landlord”), and CRICUT, INC., a Delaware corporation (“Tenant”). (Landlord and Tenant are referred to in this Amendment collectively as the “Parties” and individually as a “Party.”)

    FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

    1.    Definitions. As used in this Amendment, each of the following terms shall have the indicated meaning, and any term used in this Amendment that is capitalized but not defined shall have the same meaning as set forth in the Lease (defined below in this Paragraph 1), as amended by this Amendment, and references in the Lease to “this Lease” shall be deemed and construed to be references to the Lease as amended by this Amendment:

        “Additional Space” means the additional space being added to the Lease by this Amendment, described as Suite 500 on the fifth floor of the Building, consisting of approximately 24,553 usable square feet and approximately 28,236 rentable square feet.

        “Expansion Date” means the earlier to occur of the following:

(i)    January 1, 2022;

(ii)    the date of substantial completion of the Tenant Improvements (as defined below) being made to the Additional Space; or

(iii)    the date on which Tenant occupies and commences business operations from the Additional Space; provided, however, that Tenant may not commence business operations from the Premises prior to the date of substantial completion of the Tenant Improvements being made to the Additional Space without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, but which consent may be withheld if Landlord reasonably determines that Tenant’s commencement of business operations from the Premises would interfere with or hinder the completion of such Tenant Improvements; provided further, however, that after the date of this Amendment, Tenant may store furniture or other materials in (but, unless permitted to do so under the foregoing proviso, people may not occupy) the Additional Space, so long as such furniture or other materials are stored in areas approved by Landlord that will not, and shall be moved if necessary in order to not, interfere with or hinder the completion of such Tenant Improvements.

        “Lease” means the Office Lease, dated November 20, 2014, as amended by (i) the First Amendment to Office Lease (the “First Amendment”), dated January 6, 2017, (ii) the Expansion Date Certificate, dated September 20, 2017, (iii) the Second Amendment to Office Lease, dated January 18, 2018, and (iv) the Amended and Restated Third Amendment to Office Lease, dated March 16, 2018, all entered into between Landlord, as landlord, and Provo Craft & Novelty, Inc., a Utah corporation, the predecessor in interest by corporate conversion to Tenant, as tenant, and, where applicable, as amended by this Amendment.

    2.    Purpose. The Parties desire to add the Additional Space to the Lease as of the Expansion Date in accordance with the terms and conditions set forth in this Amendment.

    3.    Lease Definitions. Effective as of, and for the period on and after, the Expansion Date, the following definitions in Paragraph 1 (Definitions) of the Lease are revised to read as follows (and any term used in the following definitions that is not defined in the Lease shall have the same meaning as set forth in this Amendment), which definitions shall apply to the entirety of the Premises covered by the Lease:

        1.1.    “Base Year Operating Expenses” means the Operating Expenses (as defined in Paragraph 5.1.2) that are actually incurred in calendar year 2022.

        1.2.    “Basic Monthly Rent” means the following amounts per calendar month for the periods indicated, based on 127,012 rentable square feet, which amounts are subject to adjustment as set forth in the definition of “Premises”; provided, however, that if the Commencement Date occurs on a date earlier than January 1, 2022, then the periods set forth below shall begin on such other earlier date that is the Commencement Date (as memorialized in a certificate entered into between the Parties) and shall shift accordingly in a manner consistent

Fourth Amendment to Office Lease
RiverPark Five, LLC/Cricut, Inc.

with the definition of “Expiration Date” (with the Expiration Date being on the last day of the relevant month), but in all events, Tenant shall have an initial three (3)-month period of Basic Monthly Rent at an annual cost of $8.15 per rentable square foot for 28,236 rentable square feet:

                                    Annual Cost Per
    Periods                Basic Monthly Rent        Rentable Square Foot

January 1, 2022 through            $240,764.44 per month1        2
March 31, 2022, inclusive

April 1, 2022 through            $284,930.25 per month        $26.92
December 31, 2022, inclusive

January 1, 2023 through            $292,021.76 per month        $27.59
December 31, 2023, inclusive

January 1, 2024 through            $299,324.95 per month        $28.28
December 31, 2024, inclusive

January 1, 2025 through            $306,839.82 per month        $28.99
December 31, 2025, inclusive

January 1, 2026 through            $314,460.54 per month        $29.71
December 31, 2026, inclusive

January 1, 2027 through            $322,398.79 per month        $30.46
March 31, 2027, inclusive

* * * * *

        1.5.    “Expiration Date” means the date that is the last day of the month, five (5) years and three (3) months after the later of the following, as applicable: (a) the Expansion Date, if the Expansion Date occurs on the first day of a calendar month; or (b) the first day of the first full calendar month following the Expansion Date, if the Expansion Date does not occur on the first day of a calendar month.

* * * * *

        1.7.    “Permitted Use” means the following only, and no other purpose: (a) general office purposes (including, without limitation, general office purposes for customer support service and product development), and (b) mechanical testing of Tenant’s products, including, without limitation, calibration and product testing of electronic cutting machines, heat press products and other electronic drawing and cutting devices, so long as such testing complies with all applicable laws, ordinances (including, without limitation, applicable municipal zoning ordinances), regulations and requirements. In no event may the Premises be used as a call center or for telemarketing purposes; provided, however, that the foregoing portion of this sentence shall not prohibit any typical business telephone communication as normally made in connection with routine customer service operations of the type currently conducted by Cricut, Inc.

        1.8.    “Premises” means the following:

Suites            Usable Square Feet    Rentable Square Feet

    100             5,450             6,349
150             8,661             10,090
175             4,312             5,024
250             12,617             14,699
1 The Basic Monthly Rent for this period is calculated as follows: (($8.15 x 28,236 rentable square feet) + ($26.92 x 98,776 rentable square feet)) ÷ 12 months.

2 The annual cost per rentable square foot for this period is $8.15 for the Additional Space, and $26.92 for the balance of the Premises.

Fourth Amendment to Office Lease
RiverPark Five, LLC/Cricut, Inc.

275             3,714             4,327
300             24,927             29,039
400             25,566             29,248
500             24,553             28,236
Total            109,800            127,012

The Premises do not include, and Landlord reserves, the exterior walls and roof of the Premises, the land and other area beneath the floor of the Premises, the pipes, ducts, conduits, wires, fixtures and equipment above the suspended ceiling of the Premises and the structural elements that serve the Premises or comprise the Building. Landlord’s reservation includes the right to install, inspect, maintain, use, repair, alter and replace those areas and items and to enter the Premises in order to do so. For all purposes of this Lease, the calculation of “usable square feet” and “rentable square feet” contained within the Premises and the Building shall be subject to final measurement and verification by Landlord’s architect according to ANSI/BOMA Standard Z65.1-2017 (or any successor standard), which shall be the sole and exclusive method used for the measurement and calculation of usable and rentable square feet under this Lease, and in the event of a variation, Landlord and Tenant shall amend this Lease accordingly, amending each provision that is based on usable or rentable square feet, including, without limitation, Basic Monthly Rent, the Security Deposit, Tenant’s Parking Stall Allocation, Tenant’s Percentage of Operating Expenses and the TI Allowance.

* * * * *

        1.10.    “Security Deposit” means an amount equal to Basic Monthly Rent for the final calendar month of the then-current period constituting the Term (currently, $322,398.79), which amount is subject to adjustment as set forth in the definition of “Premises.”

    4.    Limit on Occupants; Parking. Paragraph 6 of the First Amendment is revised to read as follow (with all changes in italics and underlined):

6.    Limit on Occupants; Parking. Neither Tenant nor Tenant’s Occupants shall do anything that will increase the number of occupants in the Premises beyond one hundred twenty-five percent (125%) of the number of parking stalls allocated to Tenant in Tenant’s Parking Stall Allocation. If the number of occupants in the Premises exceeds the number of parking stalls allocated to Tenant in Tenant’s Parking Stall Allocation, then the automobiles of such excess occupants must be parked outside of the Property. On Landlord’s request, made not more often than quarterly, Tenant shall provide to Landlord statistics and reports regarding shift times and employee counts, and shall otherwise demonstrate to Landlord that Tenant is complying with the foregoing portion of this Paragraph.

    5.    Tenant Improvements. Landlord shall provide Tenant with a tenant improvement allowance (the “TI Allowance”) in the amount of $859,355.00 ($35.00 x 24,553 usable square feet) for tenant improvements (the “Tenant Improvements”) to be made by Landlord to any portion of the Premises, which may or may not include the Additional Space, as elected by Tenant. The TI Allowance may be used, without limitation, for space planning, architectural and engineering fees and permits related to the Tenant Improvements, and the Tenant Improvements shall include, without limitation, the installation of an exterior double door and the construction of related alterations to the curbing and sidewalk adjacent to such door as well as upgraded electrical and venting systems necessary for the Permitted Use. The Parties shall exert good faith, commercially reasonable efforts to agree as soon as reasonably practicable on the Tenant Improvements and a budget therefor. Such agreed on Tenant Improvements shall then be made by Landlord in accordance with such budget as soon as reasonably practicable after such agreement. The construction reasonably required to complete the Tenant Improvements shall not lessen or otherwise affect Tenant’s rent obligations under the Lease, as amended by this Amendment. Tenant shall pay to Landlord all costs and expenses incurred by Landlord in connection with the Tenant Improvements, together with a project management fee of five percent (5%) of such costs and expenses, less the TI Allowance, within ten (10) days after the date of an invoice therefor, which invoice may, following the Parties’ agreement on such budget, be delivered prior to the commencement of construction. If all or any portion of the TI Allowance is not used on or before December 31, 2023, the TI Allowance or such portion that is not used shall be lost and shall no longer be available to Tenant.

    6.    Right of First Refusal. This Paragraph replaces any existing right of first refusal contained in the Lease.

        (a)    During the Term, and provided that (i) the Lease is in full force and effect, (ii) Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period given to Tenant in the Lease, and (iii) Tenant has not assigned the Lease or subleased all or any portion of the Premises under any then-existing sublease (excluding any assignment or subleasing permitted without Landlord’s consent), if Suite 200 (the “ROFR Space”) located on the second floor of the Building, consisting of 7,178 usable square feet and 8,362 rentable square feet, is or becomes available for lease, and Landlord receives a

Fourth Amendment to Office Lease
RiverPark Five, LLC/Cricut, Inc.

request for proposal from a tenant that Landlord desires to accept to lease the ROFR Space, or sends out (or has decided to send out) a bona fide proposal to a specific, bona fide prospective tenant to lease the ROFR Space, then Landlord shall give to Tenant notice (the “ROFR Notice”) that Landlord is willing to enter into a lease with Tenant of the ROFR Space. (For purposes of this Paragraph, any space covered by a renewal, extension or expansion option existing in any tenant’s lease as of the date of the Lease, any renewal or extension option given by Landlord to any then-existing tenant for its then-existing space, or any right of first offer or right of first refusal existing as of the date of the Lease, shall not be “available for lease” until after each such option or right has expired.)

(b)    If Tenant gives Landlord notice of Tenant’s interest in leasing the ROFR Space within three (3) business days after receipt of the ROFR Notice, the Parties shall enter into an amendment to the Lease covering the ROFR Space, which, unless otherwise agreed by the Parties, shall (i) have a term that is coterminous with the Lease, (ii) provide for Basic Monthly Rent for the ROFR Space at the same rate, on a per rentable square foot basis, as is payable for the balance of the Premises during the period concerned, (iii) provide for a tenant improvement allowance for the ROFR Space on a per usable square foot basis, determined by multiplying $35.00 per usable square foot by a fraction, the numerator of which is the number of full calendar months left in the remaining Term as of the commencement date for the ROFR Space in which non-discounted Basic Monthly Rent is payable, and the denominator of which is the number of full calendar months in the original Term in which non-discounted Basic Monthly Rent is payable (sixty (60) months), and (iv) provide that the corridors and hallways located on the second floor will be deemed usable square footage.

        (c)    If either of the following occurs: (i) within such three (3) business-day period, Tenant either delivers notice to Landlord that Tenant elects not to lease the ROFR Space, or fails to deliver any response to Landlord; or (ii) Tenant fails to enter into an amendment to the Lease within ten (10) business days after Tenant delivers notice to Landlord that Tenant elects to lease the ROFR Space, adding the ROFR Space to the Lease in a manner consistent with this Paragraph 6, then such right of first refusal with respect to the ROFR Space shall terminate and be of no further force or effect.

    7.    Right of First Offer. This Paragraph is in addition to the right of first offer set forth in Paragraph 3 (Right of First Offer) of the Rider (the “Rider”) attached to the Lease, as modified by Paragraph 4 of the First Amendment. During the Term, and provided that (a) the Lease is in full force and effect, (b) Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period given to Tenant in the Lease, and (c) Tenant has not assigned the Lease or subleased all or any portion of the Premises under any then-existing sublease (excluding any assignment or subleasing permitted without Landlord’s consent, as described in Paragraph 2.3 of the Rider), Landlord shall give Tenant written notice if, but only if, (y) Suite 125 (the “ROFO Space”) located on the first floor of the Building and currently occupied by Knickerbockers Deli becomes available for lease to third parties, and (z) Landlord elects, in Landlord’s sole discretion, to lease the ROFO Space for office and not retail purposes. Unless both the foregoing subparagraphs (y) and (z) are satisfied, the right of first offer set forth in this Paragraph 7 shall not apply. If Tenant gives Landlord written notice of Tenant’s interest in leasing the ROFO Space within ten (10) business days after notification by Landlord of the availability of the ROFO Space and Landlord’s election to lease the ROFO Space for office and not retail purposes, the Parties shall negotiate reasonably and in good faith to enter into a new lease (or an amendment to the Lease) covering the ROFO Space, which may include, without limitation, an extension of the term of the Lease and an increase in the Basic Monthly Rent payable under the Lease. If Tenant fails to give Landlord such written notice within such ten (10)-day period, or if the Parties, after exercising reasonable, good faith efforts, are unable to agree on the amount of the monthly rental and other terms and conditions for the ROFO Space within thirty (30) calendar days after receipt by Landlord of Tenant’s written notice of interest in leasing the ROFO Space, such right of first offer shall terminate and be of no further force or effect with respect to the ROFO Space. On any such termination, Landlord shall be free to lease the ROFO Space to any other person on such terms and conditions as Landlord may wish, whether or not such terms and conditions are more or less favorable than the terms and conditions offered to Tenant.

    8.    Security Deposit. Based on the new rentable square footage of the Premises set forth in this Amendment, the amount of the Security Deposit, as set forth above, will be $322,398.79, increasing the current Security Deposit, which is $137,889.31, by $184,509.48. Therefore, concurrently with the execution and delivery of this Amendment by Tenant, Tenant shall pay to Landlord the sum of $184,509.48, the additional incremental amount of the Security Deposit, or such greater amount as is necessary to cause the Security Deposit held by Landlord to equal $322,398.79.

    9.    Enforceability. Each Party represents and warrants that: such Party was duly formed and is validly existing and in good standing under the laws of the state of its formation; such Party has the requisite power and authority under applicable law and its governing documents to execute, deliver and perform its obligations under this Amendment; the individual executing this Amendment on behalf of such Party has full power and authority under such Party’s governing documents to execute and deliver this Amendment in the name of, and on behalf of, such Party and to cause such Party to perform its obligations under this Amendment; this Amendment has been duly authorized, executed and delivered by such Party; and this Amendment is the legal, valid and binding obligation of such Party, and is enforceable against such Party in accordance with its terms.

Fourth Amendment to Office Lease
RiverPark Five, LLC/Cricut, Inc.

    10.    Brokerage Commissions. Except as may be set forth in one or more separate agreements between Landlord and Landlord’s broker, or Landlord or Landlord’s broker and Tenant’s broker, each Party represents and warrants to the other Party that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on any agreement made by such representing Party. Each Party shall indemnify, defend and hold harmless the other Party from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on an actual or alleged agreement made by such indemnifying Party.

    11.    Entire Agreement. The Lease, as amended by this Amendment, exclusively encompasses the entire agreement of the Parties, and supersedes all previous negotiations, understandings and agreements between the Parties, whether oral or written, including, without limitation, any oral discussions, letters of intent and email correspondence. The Parties have not relied on any representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance (including, without limitation, one relating to square footage) made by or on behalf of the other Party or any other person whatsoever (including, without limitation, any real estate broker or agent) that is not set forth in this Amendment, and the Parties waive all rights and remedies, at law or in equity, arising or that may arise as the result of a Party’s reliance thereon.

    12.    Facsimile, Electronic Mail or Electronic Signatures. Signatures to this Amendment transmitted by telecopy or electronic mail shall be valid and effective to bind the Party so signing, it being expressly agreed that each Party shall be bound by its own telecopied or electronically mailed signature and shall accept the telecopied or electronically mailed signature of the other Party. The execution of this Amendment may be accomplished by electronic signature utilizing DocuSign or any other technology, and any electronic signature (meaning any electronic symbol, designation or process), whether digital or encrypted, used by either Party shall authenticate this Amendment and have the same force and effect as a manual signature.

    13.    General Provisions. In the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. Except as set forth in this Amendment, the Lease (which, by definition, includes all previous amendments) is ratified and affirmed in its entirety. This Amendment shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah. This Amendment may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document.

[Remainder of page intentionally left blank; signatures on following page]

Fourth Amendment to Office Lease
RiverPark Five, LLC/Cricut, Inc.

    THE PARTIES have executed this Amendment below, to be effective as of the date first set forth above.

                        LANDLORD:

                        RIVERPARK FIVE, LLC,
                        a Utah limited liability company,
by its Manager:

                        RIVERPARK HOLDINGS, LLC,
                        a Utah limited liability company

                        By
                            David S. Layton, Manager

                        TENANT:

                        CRICUT, INC.,
a Delaware corporation

                        By

                        Print or Type Name of Signatory:

                        Its

Fourth Amendment to Office Lease
RiverPark Five, LLC/Cricut, Inc.